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Exhibit 99.2

NEWS RELEASE
Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com
Contacts:
Media:	Gary Hopkins (805) 563-6885
Investors:	Paul Russell (805) 563-7188 Diana Takvam (805) 563-6883

Tenet Healthcare Clarifies Purpose Of Conference Call

        SANTA BARBARA, Calif.—Nov. 1, 2002—Tenet Healthcare Corporation (NYSE: THC) today issued the following comment:

        Rumors are apparently circulating that the company intends to announce new negative news on its conference call, scheduled for 1:00 pm PDT today. That is untrue.

        The purpose of the conference call is simply to respond to investor questions about recent events. Given that the company has honored a very heavy schedule of previously planned investor meetings in New York and Boston throughout the week, management has been unable to respond to the vast number of phone calls and e-mails it has received since Monday. The conference call is our attempt to make ourselves available to everyone, to share as much information as we can, and to respond to questions. There is no new disclosure event.

        The timing of the call after the close of market today was dictated by logistical concerns and by our desire to accommodate as many participants as possible, and have time for as many questions as possible.

        Tenet is gratified to learn that the company is not under investigation in connection with the FBI's service on Wednesday of search warrants at two physicians' offices and Redding Medical Center, Tenet's hospital in Redding, Calif., according to Laura Schwartz, a prosecutor in the U.S. Attorney's Office in Sacramento, Calif. Schwartz was quoted in today's edition of the Wall Street Journal.

        An Oct. 30 press release from the U.S. Attorney's Office stated that the searches "are part of an ongoing health care fraud investigation" of the two physicians. According to the affidavits, "federal authorities are investigating whether unnecessary invasive coronary procedures on patients, including heart catheterizations, angioplasty, and open heart surgeries, have been performed," the press release said.

        Tenet Healthcare Corporation, through its subsidiaries, owns and operates 113 acute care hospitals with 27,726 beds and numerous related health care services. Tenet and its subsidiaries employ approximately 114,300 people serving communities in 16 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

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  Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the

  Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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  Exhibit 99.2